                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   KTI, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fees computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                      LOGO
                              7000 BOULEVARD EAST
                          GUTTENBERG, NEW JERSEY 07093

Ross Pirasteh
Chairman of the Board of Directors

                                                                  April 16, 1998

To Our Shareholders:

     On behalf of the Board of Directors of KTI, Inc., I cordially invite you to attend the 1998 Annual Meeting of Shareholders of KTI, Inc. The Annual Meeting will be held at 10:00 a.m. Eastern Time, on Wednesday, May 13, 1998, at KTI, Inc.'s offices at 7000 Boulevard East, Guttenberg, New Jersey 07093. The formal notice of the Annual Meeting appears on the next page. Directions to the Annual Meeting may be obtained by calling KTI at 201-854-7777.

     The attached Proxy Statement describes matters that we expect will be acted upon at the Annual Meeting. During the Annual Meeting, shareholders who are present at the meeting will have the opportunity to ask questions.

     It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and date the enclosed proxy card and promptly return it to us in the envelope provided.

                                          Sincerely,

                                          ROSS PIRASTEH
                                          Chairman of the Board of Directors

                                   KTI, INC.
                              7000 BOULEVARD EAST
                          GUTTENBERG, NEW JERSEY 07093

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 1998

     The 1998 Annual Meeting of Shareholders of KTI, Inc. (the "Company") will be held at 10:00 a.m. Eastern Time, on Wednesday, May 13, 1998, at the Company's offices at 7000 Boulevard East, Guttenberg, New Jersey 07093, for the following purposes:

     1) To elect directors as provided in the Restated Certificate of Incorporation and By-Laws of the Company.

     2) To ratify and approve the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

     3) To approve the adoption of an amendment to the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of common stock of the Company from 20,000,000 shares to 40,000,000 shares.

     4) To approve the adoption of amendments to the Company's 1994 Long-Term Incentive Award Plan.

     5) To approve the adoption of amendments to the KTI, Inc. Directors' Stock Option Plan.

     6) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 19, 1998 as the record date for determining the shareholders entitled to notice of and to vote at the meeting at the offices of the Company and any adjournments or postponements thereof. A complete list of shareholders entitled to vote at the meeting will be available for examination for any purpose germane to the meeting during the ten-day period preceding the date of the meeting.

     Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made at the meeting.

     YOUR VOTE IS IMPORTANT. SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE ASKED TO COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY BY MAIL IN THE ENCLOSED POSTAGE-PAID, SELF-ADDRESSED ENVELOPE.

                                          By Order of the Board of Directors,

                                          ROSS PIRASTEH
                                          Chairman of the Board of Directors

Guttenberg, New Jersey
April 16, 1998

                                   KTI, INC.
                              7000 BOULEVARD EAST
                          GUTTENBERG, NEW JERSEY 07093

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                      SHAREHOLDERS TO BE HELD MAY 13, 1998

     This Proxy Statement and enclosed form of proxy are being furnished by the Board of Directors (the "Board of Directors" or the "Board") of KTI, Inc., a New Jersey corporation (the "Company" or "KTI"), in connection with the solicitation of proxies by the Company to be used at the Company's 1998 Annual Meeting of Shareholders (the "Meeting") to be held at the Company's offices at 7000 Boulevard East, Guttenberg, New Jersey 07093, on May 13, 1998 at 10:00 a.m. Eastern Time, and at any adjournment thereof. This Proxy Statement and the accompanying Notice and form of proxy are first being mailed to shareholders on or about April 16, 1998. The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1997 is being mailed to shareholders with this Proxy Statement and the accompanying Notice and form of proxy. The principal executive offices of the Company are located at 7000 Boulevard East, Guttenberg, New Jersey 07093.

     The entire cost of preparing, assembling, printing, and mailing the proxy materials and the cost of solicitation of proxies relating to the Meeting will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and other regular employees of the Company, either personally or by telephone or telegraph, and no additional compensation will be paid to such individuals. The Company does not expect to pay any compensation for the solicitation of proxies.

     The Board of Directors has fixed the close of business on March 19, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. Only holders of record of the Company's common stock, no par value (the "Common Stock"), issued and outstanding at the close of business on the Record Date will be entitled to vote at the Meeting. As of the Record Date, 9,477,953 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on any matter which properly comes before the meeting. There is no right to cumulative voting by the shareholders as to any matter. Directors will be elected by a plurality of the shares present in person or represented by proxy at the Meeting.

     The presence in person or by proxy of the holders of at least a majority of the outstanding shares of Common Stock entitled to be voted at the Meeting will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be included in the computation of the number of shares that are present for purposes of determining the presence of a quorum at the Meeting. Abstentions will be counted as part of the total number of votes cast on any proposal submitted to the shareholders for their consideration in determining whether such proposal has received the requisite number of favorable votes, whereas broker non-votes will not be counted as part of the total number of votes cast on such proposal. Thus, abstentions will have the same effect as a vote cast against any given proposal, whereas broker non-votes will have no effect in determining whether any given proposal which requires the vote of a majority or greater number of those voting has been approved by the shareholders.

     If a quorum is not present at the time the Meeting is convened, or, if for any other reason, the Company believes that additional time should be allowed for the solicitation of proxies, a majority of the Common Stock represented in person or by proxy (even if not a quorum) may adjourn or postpone the Meeting. If the Company proposes to adjourn the Meeting by a vote of the shareholders, the persons named in the enclosed proxy will vote all shares for which they have voting authority in favor of such adjournment.

PROXY PROCEDURE

     A proxy may be revoked by the shareholder executing such proxy at any time prior to the voting thereof by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering to the Secretary a proxy bearing a later date or by voting in person by written ballot at the Meeting. If a proxy is properly signed by a shareholder and is not revoked, the shares represented thereby will be voted at the

Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the persons designated therein (a) "FOR" the election of each of Dibo Attar, Kenneth (Kook
Joo) Choi, Paul Kleinaitis, Ross Pirasteh, Jack Polak, Wilbur L. Ross, Jr. and Martin J. Sergi as directors of the Company, (b) "FOR" the ratification and approval of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998, (c) "FOR" the approval of the adoption of an amendment to the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares, (d) "FOR" the approval of the adoption of amendments to the Company's 1994 Long-Term Incentive Award Plan, (e) "FOR" the approval of the adoption of amendments to the Directors' Stock Option Plan, and (f) in connection with the transaction of such other business as may properly be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy. If any of the nominees for director is unable to serve or for good cause will not serve, an event that is not anticipated by the Company, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board of Directors.

     Votes will not be considered cast, however, if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, if directions are given in a written proxy to withhold votes or if the votes are withheld by a broker.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors manages the business of the Company. The Company's Restated Certificate of Incorporation, as amended, which became effective on July 12, 1994, provides for a Board of Directors of not less than three (3) directors with the actual number to be fixed from time to time by a vote of the majority of the Directors then in office. During 1997, the Board of Directors formally met on seven (7) occasions. All incumbent Directors, other than Messrs. Kleinaitis and Ross, were in attendance at all meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served during 1997. Messrs. Kleinaitis and Ross were elected Directors on June 17, 1997 and November 24, 1997, respectively. Mr. Kleinaitis attended three of four meetings following his election. Mr. Ross attended the one board meeting in 1997 held subsequent to his election.

     The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive Committee as standing committees of the Board of Directors.

EXECUTIVE COMMITTEE

     The Executive Committee consists of Messrs. Pirasteh (chairman) and Sergi. Mr. Menonna was a member of the Executive Committee until his retirement. The Executive Committee meets on a regular basis to discuss developments regarding the Company and provide advice to the Company's officers. Each meeting was attended by each member of the Executive Committee.

AUDIT COMMITTEE

     The Audit Committee consists of Messrs. Attar, Kleinaitis and Polak. The Audit Committee recommends the appointment of independent public accountants for the Company, reviews the scope of audits proposed by the independent public accountants and recommends to the Board of Directors audit policies and procedures. During 1997, the Audit Committee formally met on two (2) occasions. Each meeting was attended by each member of the Audit Committee.

COMPENSATION COMMITTEE

     The Compensation Committee consists of Messrs. Kleinaitis, Polak and Ross, none of whom has ever been an officer or employee of the Company. The functions of the Compensation Committee include the administration of the Company's 1994 Long-Term Incentive Award Plan, the making of recommendations concerning other bonuses, stock options, performance, achievement or other incentive plans, and the determination of salaries of employees of the Company who are directors and executive officers. During 1997, the Compensation Committee formally met on one (1) occasion. Each member was in attendance at the meeting of the Compensation Committee.

NOMINATING COMMITTEE

     The Nominating Committee consists of Messrs. Sergi (chairman), Attar and Pirasteh. Messrs. Pirasteh and Sergi are executive officers of the Company. The functions of the Nominating Committee include the consideration of the size and composition of the Board of Directors, review and recommendation of individuals for election as directors or officers of the Company, and review of criteria for selecting officers and directors. In carrying out its responsibilities of recommending individuals for the Board, the committee will consider candidates suggested by other directors and employees of the Company. During 1997, the Nominating Committee formally met on one (1) occasion. Each member was in attendance at the meeting of the Nominating Committee.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth information concerning the directors and executive officers of the Company. All of the individuals identified as directors are nominees for election as director at the Meeting.

NAME                                   AGE   POSITION
----                                   ---   --------
Ross Pirasteh........................  60    Chairman of the Board of Directors
Martin J. Sergi......................  40    Vice Chairman of the Board of Directors,
                                             President, and Chief Financial Officer
William F. Kaiser....................  45    Executive Vice President and Treasurer
David E. Hill........................  56    Chief Operating Officer and Senior Vice
                                             President
Fred Prins...........................  58    Senior Vice President
Robert E. Wetzel.....................  60    Senior Vice President, Secretary and General
                                             Counsel
Samuel M. Zaitlin....................  49    Senior Vice President
Dibo Attar...........................  58    Director
Ken (Kook Joo) Choi..................  55    President of K-C International, LTD, a
                                             subsidiary of the Company
Paul Kleinaitis......................  39    Director
Jack Polak...........................  85    Director
Wilbur L. Ross, Jr. .................  60    Director

     Ross Pirasteh has been employed by the Company since January 1, 1996 and became a director of the Company on May 14, 1996. Mr. Pirasteh was elected as the Chairman of the Executive Committee of the Board of Directors on February 28, 1997 and as Chairman of the Board of Directors on September 16, 1997. He has been a financial consultant and entrepreneurial investor for the past fifteen years.

     Martin J. Sergi has been a senior executive officer and director of the Company since 1985 and currently serves as Vice Chairman of the Board of Directors, President and Chief Financial Officer of the Company and serves as President of each of the Company's subsidiaries other than Data Destruction Services, Inc., K-C International, LTD., Manner Resins, Inc., Power Ship Transport, Inc., Seaglass, Inc., Total Waste Management Corporation and I. Zaitlin and Sons, Inc. Mr. Sergi is a member of the Nominating and Executive Committees of the Board. He is licensed as a certified public accountant in New York.

     William F. Kaiser has been employed by the Company since January 5, 1998 and was elected as an Executive Vice President and the Treasurer of the Company on that date. From 1992 to 1997, he was the Chief Financial Officer of Waste Management of New York, and its predecessor, ReSource NE, Inc. Waste Management of New York is a wholly owned subsidiary of Waste Management, Inc.

     David E. Hill has been affiliated with the Company since January 1994 when he was employed as the Company's Senior Vice President, Business Development. Mr. Hill was elected to the position of Chief Operating Officer on September 16, 1997. From October 1992 to January 1994 he was Vice President, Business Development of Ecosorb International, Inc., an absorbent manufacturer in Houston, Texas. From August 1989 to August 1992 he was Executive Vice President of Rescon, Inc., an environmental management business in Baltimore, Maryland. In both prior positions Mr. Hill was responsible for project development, proposal preparation and contract negotiation.

     Fred Prins has been a Senior Vice President of the Company since November 14, 1997. Prior to that time, he was the Chairman of the Board, President and Chief Executive Officer of Prins Recycling Corp., a publicly traded paper and fiber recycling company, where he had been employed since 1990.

     Robert E. Wetzel was employed by the Company as Senior Vice President, Secretary and General Counsel on July 31, 1995. From 1991 until June 30, 1995, Mr. Wetzel was a Vice President and Associate General Counsel of Continental Casualty Company, a subsidiary of CNA Financial Corporation. Mr. Wetzel was an employee of Continental Casualty Company for more than twenty years.

     Samuel M. Zaitlin has been a Senior Vice President of the Company since 1997 and is the President of I. Zaitlin and Sons ("I. Zaitlin"), a wholly owned subsidiary of the Company. Mr. Zaitlin has been employed by I. Zaitlin since 1971.

     Dibo Attar had served as a director of Convergent Solutions, Inc. ("CSI") from April 1989 until its merger with and into the Company on February 8, 1995 (the "Merger"). He has been a director of the Company since February 8, 1995. Mr. Attar is an investor and a business consultant to domestic and international companies including various companies which have extended financing to KTI. Mr. Attar is Chairman of the Board of Directors of T.H. Lehman & Co., Incorporated, which is engaged in medical accounts receivable financing and a director of Newpark Resources, Inc., which is engaged in providing oil field services. Mr. Attar is a member of the Audit Committee and the Nominating Committee.

     Ken (Kook Joo) Choi is the President and Chief Executive Officer of K-C International, Ltd ("K-C"), a wholly owned subsidiary of the Company. Mr. Choi has been employed by K-C since 1976.

     Paul Kleinaitis is a Vice President of First Analysis Corporation and has been employed there since 1990. Mr. Kleinaitis is a member of the Audit Committee and the Compensation Committee.

     Jack Polak had served as a director of CSI from August 1993 until the Merger. He has been a director of the Company since February 8, 1995. He has been a private investment consultant since April 1982. Since 1955, Mr. Polak has served in various positions for Equity Interest, Inc., a registered investment advisor located in New York City, most recently as President, to supervise the liquidation of that company, which is currently in the final stages of liquidation. He serves as a director of C.C.A. Industries, Inc., a public company from East Rutherford, N.J., which is engaged in the manufacture and distribution of health and beauty aid products. Mr. Polak holds a tax consultant certification in the Netherlands. Mr. Polak is a member of the Audit Committee and the Compensation Committee.

     Wilbur L. Ross, Jr. is the Senior Managing Director and a member of the Office of the Chairman, Rothschild, Inc. and is the Chairman and Chief Investment Officer of Rothschild Recovery Fund, L.P. He also serves as a Director of Mego Financial Corp. and Syms Corp., a retail discount clothing chain, and is the Chief Executive Officer of News Communications, Inc., a neighborhood newspaper company. Mr. Ross has been employed by Rothschild, Inc. since 1976. Mr. Ross is a member of the Compensation Committee.

     All directors of the Company hold office until their respective successors are elected and qualified, or until their death, resignation or removal. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships between any directors or executive officers of the Company.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth certain information with respect to compensation by KTI during the three year period ended December 31, 1997 to the named executive officers who received in excess of $100,000 in annual compensation during KTI's fiscal year ended December 31, 1997.

                                                                       LONG TERM
                                                                      COMPENSATION
                                                                       AWARDS(3)
                                      ANNUAL COMPENSATION(1)(2)        SECURITIES      ALL OTHER
                                    ------------------------------     UNDERLYING     COMPENSATION
   NAME AND PRINCIPAL POSITION       YEAR      SALARY     BONUS(4)     OPTIONS(#)        ($)(5)
   ---------------------------      ------    --------    --------    ------------    ------------
Nick Menonna Jr. .................   1997     $197,019           0       75,000         $  7,000
Chief Executive Officer              1996      214,038    $145,000       25,000            6,000
                                     1995      214,282           0       50,000            6,000
Martin J. Sergi...................   1997     $210,000           0       75,000         $  7,000
Vice Chairman of the Board,
  President,                         1996      203,461    $145,000       25,000            6,000
and Chief Financial Officer          1995      188,437           0       50,000          195,188
Ross Pirasteh.....................   1997     $208,750    $ 50,000       75,000         $  7,000
Chairman of the Board                1996      155,000           0       25,000                0
David E. Hill.....................   1997     $132,115           0       20,000         $  7,000
Senior Vice President                1996      114,038    $ 32,303       20,000            5,854
                                     1995      103,123           0       24,999            3,077
Robert E. Wetzel..................   1997     $152,885           0       15,000         $  7,000
Senior Vice President, Secretary     1996      151,923           0       10,000            3,115
and General Counsel                  1995       43,456           0       25,000           52,941

---------------
(1) The Company did not pay nor provide other forms of annual compensation (such as perquisites) to any of the named executive officers having a value exceeding the lesser of $50,000 or 10% of the total annual salary and bonus reported for such officers.

(2) The compensation actually paid to Mr. Menonna for the three years 1995, 1996 and 1997 was $160,282, $196,188 and $346,058, respectively. The balance of his salary was accrued. Accrued and unpaid salary was applied against unpaid sums due to the Company by Mr. Menonna pursuant to certain notes, in the following amounts: $54,000 for the year 1995, $17,850 for the year 1996 and $10,600 for the year 1997. The compensation actually paid to Mr. Sergi for the three years 1995, 1996 and 1997 was $179,908, $200,911 and $314,038,
    respectively. The balance of his salary was accrued. Accrued and unpaid salary and in 1996 bonuses, were applied against unpaid sums due to the Company by Mr. Sergi pursuant to certain notes, in the following amounts:
    $8,529 for the year 1995, $38,524 for the year 1996 and $2,650 for the year 1997.

(3) The options granted to Mr. Hill in 1995, 1996 and in 1997 were granted under the 1994 Long-Term Incentive Award Plan. The options granted to Mr. Wetzel in 1995, 1996 and in 1997 were granted under the 1994 Long-Term Incentive Award Plan. 25,000 of the options granted to Mr. Menonna in each of 1995, 1996 and 1997 were granted under the 1994 Long-Term Incentive Award Plan. The balance of 25,000 options in 1995 and 50,000 options in 1997 which Mr. Menonna received were non-plan options. 25,000 of the options granted to Mr. Pirasteh in each of 1996 and 1997 were granted under the 1994 Long-Term Incentive Award Plan. The 50,000 options which were granted to Mr. Pirasteh in 1997 were non-plan options. 25,000 of the options granted to Mr. Sergi in each of 1995, 1996 and 1997 were granted under the 1994 Long-Term Incentive Award Plan. The balance of 25,000 options which were granted to Mr. Sergi in 1995 and 50,000 options which were granted to Mr. Sergi in 1997 were non-plan options. See "Plans."

    The number of shares indicated do not give effect to the 5% stock dividend payable on March 28, 1997.

(4) Each of Messrs. Menonna and Sergi were to be paid a bonus aggregating approximately $500,000 for 1996 under the formulas in their employment agreements with the Company. Pursuant to a letter agreement with the Board of Directors, Messrs. Menonna and Sergi agreed to reduce such bonuses to

    $145,000 each. Mr. Sergi was entitled to receive a bonus of approximately $120,000 for 1997 pursuant to his employment agreement, but Mr. Sergi waived receipt of such bonus.

(5) The other compensation for Mr. Sergi in 1995 is comprised of $189,188 in earnings on the exercise of stock options at prices below the market value of the Common Stock. Mr. Sergi also received a $6,000 contribution to the Savings Plan (as described below) for each of 1995 and 1996 and $7,000 in 1997. Mr. Hill received a $3,077 contribution to the Savings Plan in 1995, a $5,854 contribution in 1996 and a $7,000 for 1997. The other compensation for Mr. Wetzel in 1995 is comprised of $52,941 in the form of a discount below the market value of Common Stock on the purchase of stock from the Company. Mr. Wetzel received contributions of $3,115 to the Savings Plan in 1996 and $7,000 in 1997. Mr. Pirasteh received contributions of $7,000 to the Savings Plan in 1997.

*   Retired November 16, 1997.

     The employment agreement with Nicholas Menonna, Jr. provided for his employment as Chairman of the Board and Chief Executive Officer of the Company at an annual base salary of $210,000. In addition, Mr. Menonna was entitled to a bonus of 2% of before tax consolidated net income of the Company and its subsidiaries of between $3,000,000 and $4,000,000; 4% of before tax consolidated net income of between $4,00,001 and $5,000,000; and 6% of before tax consolidated net income of over $5,000,000. Mr. Menonna was entitled to a bonus of approximately $500,000 for 1996 pursuant to such formula. Pursuant to a letter agreement with the Board of Directors, such bonus was reduced to $145,000. The agreement also provided that Mr. Menonna shall participate in any employee benefit plans established for senior management of the Company, that he is entitled to payments not in excess of $700 per month as an automobile allowance, that the Company will pay premiums for $250,000 of term life insurance on his life and that he will be entitled to participate in a disability plan maintained by the Company. The Company has also agreed that Mr. Menonna will be entitled to participate in an incentive stock option plan for senior management. Upon Mr. Menonna's retirement, the Board of Directors agreed to amend his existing employment contract, effective as of November 14, 1997, as follows: (a) the amended employment contract will end on November 15, 1999; (b) commencing November 15, 1997 and until November 15, 1999, Mr. Menonna's base salary shall be $75,000 per annum; (c) Mr. Menonna shall continue to receive the car allowance in the amount provided for in the employment contract and such other benefits as are received by all employees, consistent with the Company's employment policies; and (d) Mr. Menonna's existing stock options, not currently vested, shall vest on the earlier of: (1) such options' existing schedules; (2) July 1, 1998, with respect to 50% of such invested options and (3) July 1, 1999, with respect to the balance of such invested options. During the period from November 15, 1997 to November 15, 1999, Mr. Menonna will work on such operational projects as may be assigned to him from time to time by the Company.

     The employment agreement with Martin J. Sergi provides for his employment as Vice Chairman, President and Chief Financial Officer of the Company. His annual base salary was increased from $185,000 to $210,000, effective as of May 24, 1996. Prior to its most recent amendment, Mr. Sergi was entitled to a bonus of 2% of before tax consolidated net income of the Company and its subsidiaries of between $3,000,000 and $4,000,000; 4% of before tax consolidated net income of the Company and its subsidiaries between $4,000,001 and $5,000,000; and 6% of before tax consolidated net income of the Company and its subsidiaries over $5,000,000. Mr. Sergi was entitled to a bonus of approximately $500,000 for 1996 under the formula in his employment agreement with the Company. Pursuant to a letter agreement with the Board of Directors, such bonus was reduced to $145,000. For 1997, Mr. Sergi was entitled to a bonus of approximately $120,000, but Mr. Sergi waived receipt of such bonus. Currently, Mr. Sergi will receive a bonus based on the attainment of certain goals set by the Board of Directors. The agreement has a three (3) year term and may be extended for additional one-year periods. The other benefits made available to Mr. Sergi are the same as those set forth in the agreement between Mr. Menonna and the Company.

     The Company has agreed with Mr. Sergi that if his employment terminates other than by reason of his death, retirement, disability or for cause, or if he should elect to terminate his employment as a result of "good reason," he is entitled to continue receiving his annual base salary for a period of three (3) years and is also entitled to receive payment of an amount intended to compensate him for retirement benefits he would have received had he remained in the Company's employ until retirement. "Good reason" is defined to mean, among other things, (i) the assignment to the employee of materially different duties than those existing at the commencement of the agreement or which require travel significantly more time consuming than that required at the commencement of the agreement and (ii) the reduction of employee's authority as a senior executive officer. However, Mr. Sergi may not terminate the employment agreement for reasons specified in clause (i) above more than six (6) months following a "change-of-control" of the Company, as defined in the employment agreement.

COMPENSATION OF DIRECTORS

     In 1996 and 1997, the Company paid each non-employee director a fee of $7,500 per annum. Non-employee directors also participate in the KTI, Inc. Directors' Stock Option Plan. See "Plans -- KTI, Inc. Directors' Stock Option Plan." Employee directors currently do not receive an additional fee for their services as directors.

PLANS

     1994 Long-Term Incentive Award Plan. The Company has adopted the 1994 Long-Term Incentive Award Plan (the "KTI Incentive Plan") covering 383,333 shares of Common Stock pursuant to which officers and key employees of the Company and its subsidiaries designated as senior executives are eligible to receive incentive and/or nonstatutory stock options, awards of shares of Common Stock and stock appreciation rights (a "Right"). An additional 500,000 shares of Common Stock were made available to be granted under the KTI Incentive Plan in 1997. The KTI Incentive Plan, which expires on July 6, 2004 (the "Termination Date"), is administered by the Compensation Committee of the Board of Directors (the "Committee"). The purposes of the KTI Incentive Plan are to assist in attracting, retaining, and motivating senior executives and to promote the identification of their interests with those of the shareholders of the Company.

     Incentive stock options granted under the KTI Incentive Plan are exercisable during the period commencing six (6) months from the date of the grant of the option and terminating not more than ten (10) years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock of the Company on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares into which incentive stock options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a nonstatutory stock option.

     Rights granted under the KTI Incentive Plan are exercisable during the period commencing six (6) months from the date of the grant of the Right (except in event of death or disability of the holder) and terminating not more than ten
(10) years from the date of the grant of the Right, or in the case of a Right related to an option, the expiration of the related option. In addition, a Right may be exercised only when the fair market value of a share exceeds either the fair market value per share on the date of grant of the Right or the base price of the Right (which is determined by the Committee) if it is not a Right related to an option. A Right related to an option may be exercised only when and to the extent the option is able to be exercised.

     Incentive shares may be issued as provided in the agreement with the recipient, based upon the achievement of the performance standards set forth in the agreement. The Committee must certify in writing prior to the issuance of the incentive shares that the standards set forth in the agreement were satisfied. The standards may be based on earnings or earnings growth, return on assets, equity or investment, specified improvement of financial ratings, achievement of specified balance sheet or income statement objectives, or stock price, sales or market share and may be based on changes in such factors or measured against or in relationship to the same objective factors of other companies comparably or similarly situated. No options, Rights or incentive shares may be granted under the KTI Incentive Plan after the Termination Date. The options and Rights are presently non-transferable during the life of the grantee. No participant in the KTI Incentive Plan is currently entitled to receive grants of options and Rights and awards of incentive shares in the aggregate exceeding 25,000 shares per year.

     The Committee has the authority to interpret the provisions of the KTI Incentive Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all determinations deemed necessary or advisable for its administration, including the individuals to whom grants are made and the type, vesting, timing, amount, exercise price and other terms of such grants.

     The Board of Directors may amend or terminate the KTI Incentive Plan except that shareholder approval is required to effect any change to increase materially the aggregate number of shares that may be issued under the KTI Incentive Plan (unless adjusted to reflect changes such as a stock dividend, stock split, recapitalization, merger or consolidation of the Company), to modify materially the requirements as to eligibility to receive options, Rights or incentive shares or to increase materially the benefits accruing to participants. No action taken by the Board may materially and adversely affect any outstanding grant or award without the consent of the holder.

     The Committee may also modify, extend or renew outstanding options or Rights or accept the surrender of outstanding options or Rights granted under the KTI Incentive Plan and authorize the granting of new options and Rights pursuant to the KTI Incentive Plan in substitution therefor, including specifying a longer term than the surrendered options or Rights, provided that the Committee may not specify or lower the exercise price further than the surrendered option or Right. Further, the Committee may modify the terms of any outstanding agreement providing for the award of incentive shares. In no event, however, may modifications adversely affect the grantee without the grantee's consent.

     As of December 31, 1997, there were options to acquire 512,131 shares of Common Stock outstanding under the KTI Incentive Plan.

     KTI, Inc. Directors' Stock Option Plan. In July 1995, the Company adopted the KTI, Inc. Directors' Stock Option Plan. Under this plan, non-employee Directors are automatically granted nonstatutory stock options on August 1 of each year, commencing on August 1, 1995. Effective as of May 14, 1997, the amount of the automatic option issuable yearly to each eligible director was increased to 7,500 shares of Common Stock. Options were granted on August 1, 1995, August 1, 1996 and on August 1, 1997 to purchase in the aggregate 85,800 shares of Common Stock, all of which options were outstanding as of December 31, 1997. Options to purchase 14,200 shares currently remain available for grant under this plan. Options may not be exercised until one (1) year after the date of grant and expire ten (10) years after the date of grant.

     Non-Plan Options. In addition to options granted under the KTI Incentive Plan, in 1997 the Board of Directors granted to each of Messrs. Menonna, Sergi and Pirasteh options to acquire 50,000 shares of Common Stock. The non-plan options have a ten (10) year term, were issued with exercise prices equal to the then prevailing market price of the Common Stock, and vested in full of the date of the grant.

     As of December 31, 1997, there were outstanding plan and non-plan options to acquire a total of 840,695 shares of Common Stock.

     Upon the exercise of an option or Right, payment must be made in full together with payment for any withholding taxes then required to be paid. The receipt of shares of Common Stock upon exercise of an option or Right is subject to full payment by the recipient of any withholding taxes required to be paid.

     401(k) Plan. In 1993, the Company adopted a salary deferral and savings plan for all KTI employees (the "Savings Plan") which is qualified under Section 401(k) of the Code. Subject to limits set forth in the Code, an employee who meets certain age and service requirements may participate in the Savings Plan by contributing through payroll deductions up to 15% of the employee's total annual compensation into an account established for the participating employee and may allocate amounts in such account among a variety of investment vehicles. On January 1, 1997, the Company began making matching contributions to the Savings Plan of up to the lesser of (a) 10% of the employee's contribution, or
(b) 6.67% of the employee's annual salary. Matching contributions made by the Company vest in equal annual installments over a five-year period. The Savings Plan also provides for loans to, and withdrawals by, participating employees, subject to certain limitations. Certain recently acquired subsidiaries have similar 401(k) plans with different terms, generally less generous to employees. When these employees have been with the Company for at least one (1) year and otherwise meet the eligibility requirements of the Company, they will be permitted to join the Savings Plan and roll over their existing balances in their plans into the Savings Plan.

OPTION GRANTS IN 1997

     The following information is furnished for the fiscal year ended December 31, 1997 with respect to the named executive officers of the Company for stock options granted during such fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                       % OF TOTAL                                POTENTIAL REALIZABLE VALUE
                          NUMBER OF     OPTIONS                                  AT ASSUMED ANNUAL RATES OF
                          SECURITIES   GRANTED TO   EXERCISE                      STOCK PRICE APPRECIATION
                          UNDERLYING   EMPLOYEES    OR BASE                            FOR OPTION TERM
                           OPTIONS     IN FISCAL     PRICE                       ---------------------------
          NAME             GRANTED        YEAR       ($/SH)    EXPIRATION DATE      5%($)          10%($)
          ----            ----------   ----------   --------   ---------------   -----------     -----------
Nicholas Menonna,
  Jr. ..................    10,810         3.7%     $ 9.25      June 18, 2002     $ 62,885        $159,362
                            14,190         4.8       10.175     June 18, 2007       90,802         230,110
                            50,000        17.0        9.00      July 23, 2007      283,003         717,184
Martin J. Sergi.........    10,810         3.7        9.25      June 18, 2002     $ 62,885        $159,362
                            14,190         4.8       10.175     June 18, 2007       82,547         230,110
                            50,000        17.0        9.00      July 23, 2007      283,003         717,184
Ross Pirasteh...........    10,810         3.7        9.25      June 18, 2007     $ 62,885        $159,362
                            14,190         4.8        9.25      June 18, 2007       82,547         209,191
                            50,000        17.0        9.00      July 23, 2007      283,003         717,184
David E. Hill...........    10,810         3.7        9.25      June 18, 2007     $ 62,885        $159,362
                             9,190         3.1        9.25      June 18, 2007       53,461         135,480
Robert E. Wetzel........    10,810         3.7        9.25      June 18, 2007     $ 62,885        $159,362
                             4,190         1.4        9.25      June 18, 2007       24,374          61,768

AGGREGATE OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

     The following information is furnished for the year ended December 31, 1997 with respect to each of the executive officers of the Company named in the Compensation Table above, for unexercised stock options at December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF
                                                                  SECURITIES          VALUE OF
                                                                  UNDERLYING        UNEXERCISED
                                                                  UNEXERCISED       IN-THE-MONEY
                                          SHARES                  OPTIONS AT         OPTIONS AT
                                         ACQUIRED                  FY-END(#)        FY-END($)(1)
                                            ON        VALUE      -------------    ----------------
                                         EXERCISE    REALIZED    EXERCISABLE/       EXERCISABLE/
                 NAME                      (#)         ($)       UNEXERCISABLE     UNEXERCISABLE
                 ----                    --------    --------    -------------    ----------------
Nicholas Menonna, Jr...................     0           $0       78,882/74,866    $636,042/643,747
Martin J. Sergi........................     0            0       78,882/74,866    $636,042/643,747
Ross Pirasteh..........................     0            0       55,250/46,000    $417,727/791,760
David E. Hill..........................     0            0       29,962/52,549    $333,196/448,458
Robert E. Wetzel.......................     0            0       12,600/39,150    $107,291/316,763

---------------

(1) The closing price of the Common Stock ($16.375) as quoted on the Nasdaq National Market System on December 31, 1997 was used to determine the value of unexercised in-the-money status of these options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1997, Messrs. Kleinaitis, Polak and Ross served on the Compensation Committee. No member of the Compensation Committee was involved in an interlocking relationship or insider participation with respect to the Compensation Committee.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company presents this report on the compensation policies of the Company for its executive officers. This report sets forth the major components of the Company's executive compensation policies and the bases by which the compensation of the Company's Chief Executive Officer for the fiscal year ended December 31, 1997 was determined. The Compensation Committee consists entirely of directors who are not and have never been employees of the Company.

  Executive Officer Compensation Policies

     The Company's compensation policies for its executive officers are intended to provide compensation packages designed to attract, motivate, reward, and retain qualified executives, to encourage the achievement of the Company's long-term performance objectives, and to increase the value of the Company for the benefit of its shareholders. Annual compensation for each executive officer of the Company is based on three main components: (i) a base salary based on an individual's position and responsibility in the Company, experience and expertise, and performance, in addition to internal pay equity, (ii) a bonus based on the corporate performance of the Company, which is based on definitive performance criteria for certain executive officers and is subjective for all other executive officers; and (iii) stock options to purchase Common Stock of the Company, including incentive stock options granted by the Compensation Committee pursuant to the KTI Incentive Plan, a long-term incentive award plan, and stock options granted by the Board of Directors to the Company's executive officers outside of the KTI Incentive Plan, which options are designed to encourage ownership of the Common Stock by the Company's executive officers and promote the identification of the interests of the executive officers with those of the shareholders of the Company. The Company has employment agreements with Messrs. Menonna, Sergi and Hill which reflect the Company's compensation policies as set forth above.

  Chief Executive Officer Compensation

     Nicholas Menonna, Jr. was the Chief Executive Officer of the Company until October 16, 1997. Mr. Menonna's compensation was based on an employment agreement with the Company which, among other things, provided for a fixed annual base salary with a potential bonus based on the before tax consolidated net income of the Company and its subsidiaries. Mr. Menonna also participates in the KTI Incentive Plan established for senior management of the Company. In the Company's fiscal year ended December 31, 1997, Mr. Menonna received a total salary of $197,019. Mr. Menonna was granted incentive stock options to acquire 75,000 shares of Common Stock, 25,000 of which were granted pursuant to the KTI Incentive Plan during the fiscal year. These grants were consistent with the Company's desire to link a portion of executive officer compensation to the long-term performance of the Company and an increase in value of the Company for the benefit of its shareholders.

     No individual has been designated as the Chief Executive Officer of the Company, following Mr. Menonna's retirement.

  Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate tax deduction for compensation paid to certain executive officers in excess of $1,000,000 per year, unless the payments are made under a performance based plan as set forth in Section 162(m). For the fiscal year ended December 31, 1997, none of the executive officers of the Company received compensation that exceeded the threshold for deductibility under Section 162(m), and therefore all executive officer compensation paid by the Company during such fiscal year will be fully tax deductible.

                                          COMPENSATION COMMITTEE

                                          Paul Kleinaitis
                                          Jack Polak
                                          Wilbur L. Ross, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth stock ownership information as of February 27, 1998 concerning (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all directors and executive officers of the Company as a group. Each shareholder had sole voting and investment power with respect to such shares. Except as otherwise indicated, the address of each party listed below is c/o KTI, Inc., 7000 Boulevard East, Guttenberg, New Jersey 07093, unless otherwise noted.

                                                        AMOUNT AND NATURE       PERCENTAGE
                 NAME AND ADDRESS OF                      OF BENEFICIAL        BENEFICIALLY
                   BENEFICIAL OWNER                       OWNERSHIP(1)            OWNED
                 -------------------                    -----------------      ------------
Nicholas Menonna, Jr. ................................        651,532(2)            6.9%
Martin J. Sergi.......................................      1,001,716(3)           10.6%
David E. Hill.........................................         29,962(4)              *
Ross Pirasteh.........................................        483,874(5)            5.1%
Robert E. Wetzel......................................         91,350(6)              *
Dibo Attar............................................        181,140(7)            1.9%
Paul Kleinaitis.......................................          6,500(8)              *
Jack Polak............................................         23,081(9)              *
Ken (Kook Joo) Choi...................................        216,757(10)             *
Riverside Partnership.................................        685,417(11)           7.1%
233 South Walker Drive
9500 Sears Tower
Chicago, Illinois 60606
All executive officers and directors as a group (9
  persons)............................................      2,805,912              29.6%

---------------
  *  Less than one percent.

 (1) For purposes of this table, a person or group of persons is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each such person or group of persons named above on a given date, any security that such person or group of persons has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Includes 78,882 shares of Common Stock which may be acquired by Mr. Menonna pursuant to stock options which are presently exercisable and 22,575 shares pursuant to a warrant to purchase Common Stock at $5.71 per share.

 (3) Includes 603,389 shares of Common Stock held in escrow for Martin J. Sergi. These shares were acquired by Mr. Sergi on May 10, 1994, from an institutional investor. Includes 78,882 shares which may be acquired by Mr. Sergi pursuant to stock options which are presently exercisable.

 (4) Includes 29,962 shares of Common Stock which can be acquired by Mr. Hill pursuant to stock options which are currently exercisable.

 (5) Includes 55,250 shares of Common Stock which can be acquired by Mr. Pirasteh pursuant to stock options which are currently exercisable.

 (6) Includes 12,600 shares of Common Stock which can be acquired by Mr. Wetzel pursuant to stock options which are currently exercisable, 18,060 shares pursuant to a warrant to purchase Common Stock at $5.71 per share and 15,750 shares pursuant to a warrant to purchase Common Stock at $8.10 per share.

 (7) Includes 20,449 shares of Common Stock which may be acquired pursuant to stock options which are presently exercisable. Mr. Attar beneficially owns 2,449 shares over which he has sole voting power and 158,246 shares of Common Stock over which he has shared voting power. Mr. Attar disclaims beneficial ownership of all shares of Common Stock owned by certain entities to which he provides investment advice, other than the shares referred to above.

 (8) Does not include (i) 437,500 shares of Common Stock (the "Conversion Common Stock") issued to Riverside Partnership ("Riverside") upon conversion of 437,500 shares of Series A Convertible Preferred Stock, or (ii) warrants to purchase 218,750 shares of Common Stock at $9.00 per shares or warrants to purchase 29,167 shares of Common Stock at $10.00 per share (collectively, the "Warrants") each of which are held by Environmental Private Equity Fund II, L.P. ("EPEF"). Mr. Kleinaitis's employer is a general partner of each of Riverside and EPEF.

 (9) Includes 11,700 shares of Common Stock which may be acquired by Mr. Polak pursuant to stock options which are presently exercisable and 1,573 shares held by corporations and partnerships controlled by Mr. Polak. Includes warrants to purchase 5,200 shares. Excludes 700 shares held in trust for the benefit of Mr. Polak's wife of which Mr. Polak disavows beneficial ownership.

(10) Includes 216,757 shares of Common Stock held in the name of Ken (Kook Joo) Choi and Myungki Choi, as Trustees of the Choi Family Trust under an agreement dated March 22, 1993.

(11) Consists of 437,500 shares of the Conversion Common Stock and 247,917 shares of Common Stock issuable upon exercise of the Warrants which are held by EPEF and which may be deemed to be beneficially owned by Riverside. All of such shares and warrants may also be deemed to be beneficially owned by EPEF and certain partners of Riverside and EPEF.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Exchange Act Rule 16a-3(e) during its fiscal year ended December 31, 1997, Form 5 and amendments thereto furnished to the Company with respect to its fiscal year ended December 31, 1997, and any written representation from a reporting person that no Form 5 was required to be filed, no person who was a director, officer, beneficial owner of more than ten percent (10%) of Common Stock or otherwise subject to Section 16 of the Exchange Act with respect to the Company failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the Company's fiscal year ended December 31, 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH NICHOLAS MENONNA, JR. AND MARTIN J. SERGI

     The Company leases office space from the Mall at the Galaxy, Inc. (the "Mall"), a corporation which is 72% owned by Nicholas Menonna, Jr., a principal shareholder and former Chairman and Chief Executive Officer of the Company, and Martin J. Sergi, a principal shareholder and Vice Chairman, President and Chief Financial Officer of the Company. The Mall leases space to 27 tenants under long-term operating leases. The Company made rental payments to the Mall of $96,000 in fiscal year 1997. The Company believes that the lease for the office space was made on terms comparable to those which could have been obtained from an unaffiliated lessor.

     The Company held the following promissory notes of affiliates:

          (a) Promissory note of Nicholas Menonna, Jr. dated January 1, 1994 in the original principal amount of $150,239, having a balance including interest accrued as of December 31, 1996 of $82,026. This note, which was repaid in 1997, had an interest rate of 8% per annum.

          (b) Promissory note of Martin J. Sergi dated January 1, 1994 in the original principal amount of $50,736, with a balance including interest accrued as of December 31, 1996 of $16,771. This note, which was repaid in 1997, had an interest rate of 8% per annum.

          (c) Promissory note of the Mall at the Galaxy, Inc. dated January 1, 1994 in the original principal amount of $121,581, with a balance including interest accrued as of December 31, 1997 of $84,075. This note was issued in replacement of a note dated May 30, 1989 in the original principal amount of $74,075.61. The note bears interest at 10% per annum.

PRIVATE PLACEMENTS OF NOTES, LETTER OF CREDIT

     During 1996, the Company made private placements of $2,003,314 of 8% notes due July 31, 1996 together with 333,882 warrants to purchase Common Stock at $6.00 per share, subject to adjustment, which expire five (5) years from the date of issue. Certain directors and executive officers of the Company or affiliates thereof participated in the private placement in the amounts as follows: Mr. Menonna, $129,000 in notes and 22,575 warrants; Mr. Wetzel, $103,314 in notes and 18,080 warrants; Mr. Pirasteh, $60,000 in notes and 10,500 warrants (which were registered in the names of others); and Mr. Polak, $60,000 in notes and 10,500 warrants.

     In connection with the purchase of the assets of Prins Recycling Corp. in 1997, a letter of credit was provided to the secured lender to Prins. Three individuals, including Mr. Wetzel, provided the collateral supporting the letter of credit. As consideration for providing such collateral, such individuals received a fee, equal to 1.5% of the face amount of the letter of credit and warrants to purchase shares of Common Stock of the Company. Mr. Wetzel received a fee of $4,500 and a warrant to purchase 9,450 shares at an exercise price of $8.10 per share.

CERTAIN LEGAL MATTERS

     Sogevalor S.A., Pierpaolo Matteuzzi and Rodolpho Oechslin have filed suit against, among others, Dibo Attar, a director of the Company, alleging breach of fiduciary duty, negligence, fraud, conversion, violations of the Federal Securities Act, the Texas Securities Act, the Racketeer Influenced and Corrupt Organizations Act and the Texas Deceptive Trade Practices -- Consumer Protection Act. The plaintiffs allege, among other things, that the defendants failed to deliver to the plaintiffs 576,621 shares of Common Stock of the Company which were issued to the plaintiffs in connection with the conversion of note issued by the Company. In a related suit, the plaintiffs have filed an action against the Company alleging breach of contract in connection with an alleged failure to take into account an interest payment when converting notes issued by the Company. The Company believes that the plaintiffs received all amounts due to them upon conversion.

STOCK PRICE PERFORMANCE GRAPH

     The following performance graph compares the cumulative total return from February 9, 1995 to December 31, 1997 on each of the Company's Common Stock ("KTIE"), Standard & Poor's 500 Index ("SPX"), and ECO-FAC Environmental Index ("ECO-FAC"). The Company has been a public company since February 8, 1995. The total cumulative dollar returns are based on the assumption that $100 was invested in Company Common Stock and each index on February 9, 1995 and all dividends were reinvested, and represent the value that such investments would have had at the end of each quarter from February 9, 1995 through December 31, 1997. On March 19, 1998, the closing sale price of the Common Stock was $17.00.

ITEM 1 -- ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven (7) members. The Board of Directors has nominated Messrs. Attar, Choi, Kleinaitis, Polak, Pirasteh, Ross and Sergi. With the exception of Mr. Choi, all nominees are currently directors of the Company. Each nominee is at present available for election. The directors elected at the Meeting will serve until the 1998 annual meeting of shareholders of the Company.

     The affirmative vote of the holders of a plurality of the shares of the Company's Common Stock voted in person or by proxy at the Meeting is required for the election of each director.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

ITEM 2 -- RATIFICATION AND APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon the reconsideration of the Audit Committee and subject to shareholder ratification, has appointed Ernst & Young LLP to serve as independent auditors for the fiscal year ending December 31, 1998. Ernst & Young LLP was first appointed by the Company as its independent auditors in 1984 and has been the independent auditors of the Company for each of the two preceding fiscal years of the Company. The Company has been advised by Ernst & Young LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subscribers in 1997. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Company may reconsider its selection.

     A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to appropriate questions from shareholders. Such representative will have the opportunity to make a statement at the Meeting if he or she so desires.

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock voted in person or by proxy at the Meeting is required for the ratification and approval of the appointment of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

ITEM 3 -- APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE THE TOTAL AUTHORIZED COMMON STOCK OF THE COMPANY FROM 20,000,000 SHARES TO 40,000,000 SHARES.

     The Board has recommended the adoption of an amendment to the Company's Restated Certificate of Incorporation to increase the total authorized Common Stock of the Company from 20,000,000 shares to 40,000,000 shares. Of the 20,000,000 shares of Common Stock currently authorized as of the Record Date, there are 9,477,953 shares of Common Stock issued and outstanding, 4,138,382 shares of Common Stock reserved for issuance pursuant to outstanding options, warrants and convertible notes and 583,425 which the Board of Directors contemplates will be reserved for issuance if the amendments to the KTI Incentive Plan and Directors' Stock Option Plan are approved, leaving a total of 5,800,240 shares of Common Stock authorized and available for future issuances for corporate purposes, including acquisitions and employee benefit plans.

     The higher number of authorized shares of Common Stock will afford the Company more flexibility in future offerings of its securities. The primary purpose of the amendment is to increase the number of shares available for acquisitions and financings. The Company in recent years expanded its business and operations through acquisitions and internal growth that has been financed in part with Common Stock or proceeds of sale of Common Stock. The Company expects that the future growth of the Company will continue to require the use of its Common Stock from time to time, either as consideration for acquisitions or as part of a financing for the Company through the sale of Common Stock or securities convertible or exchangeable into Common Stock in public offerings or in private placements of such shares or securities. The proposed amendment would provide the Company with additional flexibility to effect such acquisitions or financings without the delay and expense of obtaining the approval or consent of shareholders of the Company at the time such shares of Common Stock are required.

     The Company does not have any current plans, proposals or undertakings that would require the use of the additional shares of Common Stock that would be authorized pursuant to the proposed amendment. The

Company anticipates, however, that some portion of the additional shares would be utilized by the Company in the future for acquisitions as well as for public offerings or private placements of shares of Common Stock or securities convertible or exchangeable into shares of Common Stock. Such shares are also anticipated to be used for shares of Common Stock that may be issued under the Company's employee benefit plans, including the additional shares that may be issued pursuant to the proposed amendments to the KTI Incentive Plan as described above and to the Directors' Plan as described below. Other than as required by law, regulation or applicable NASDAQ rules, it is not anticipated that any other authorization by a vote of shareholders will be sought by the Company for the issuance of any shares of Common Stock. Shareholders of the Company do not have any preemptive rights to purchase additional shares of Common Stock, whether now or hereafter authorized.

     Neither the proposed increase in the number of authorized shares of Common Stock nor the issuance of such additional shares will alter the rights of the shareholders of the Company, but the issuance of additional shares could dilute the voting power of the shares of Common Stock then outstanding. Because the issuance of additional shares of Common Stock could dilute the voting power of the then outstanding shares of Common Stock, the Board's ability to approve the issuance of additional shares might discourage an attempt to take over the Company. To the extent the issuance of additional shares might impede an attempt to acquire a controlling interest in the Company, the proposed amendment might serve to entrench the current management of the Company. Additionally, the issuance of additional shares of Common Stock could possibly reduce or eliminate a premium that shareholders might receive for their shares in the event of a tender offer. The Company is not aware of any effort to accumulate shares or to obtain control of the Company by a tender or proxy contest, and the Company has no present intention to use the increased number of shares of authorized Common Stock for anti-takeover purposes. Once authorized by the shareholders of the Company, the Board of Directors of the Company will be able, with certain exceptions, to issue these shares without further approval from the shareholders of the Company.

     The increase in the authorized number of shares of Common Stock would be effected through an amendment to the first paragraph of Article Third of the Company's restated Certificate of Incorporation which, as amended, would read as follows:

          "The total number of shares of Common Stock which the Corporation shall have the authority to issue is Forty Million (40,000,000) shares without par value. The Corporation shall also have the authority to issue Ten Million (10,000,000) shares of Preferred Stock."

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock outstanding is required to approve the proposed amendment to the Restated Certificate of Incorporation of the Company to increase the total authorized Common Stock of the Company from 20,000,000 shares to 40,000,000 shares.

ITEM 4 -- APPROVAL OF THE ADOPTION OF AMENDMENTS TO THE COMPANY'S 1994 LONG-TERM INCENTIVE AWARD PLAN

     As of December 31, 1997, 512,131 shares have been granted under the KTI Incentive Plan to key employees, leaving 371,202 shares available for future option grants under the KTI Incentive Plan.

     On March 17, 1998, the Board of Directors approved an amendment to the KTI Incentive Plan to (a) increase the number of shares of common stock of the Company which may be used for incentive or nonstatutory stock options, awards of shares of common stock and stock appreciation rights by 500,000 shares; (b) increase the maximum grant to any individual from 25,000 shares per year to 50,000 shares per year; (c) permit the recipients of stock options to assign a portion or all of their stock options (i) to one or more family or charitable remainder trusts established by such recipient, (ii) entities established by such recipient for estate planning purposes (iii) or one or more charities; and
(d) change the normal vesting for stock options from 20% on each anniversary of the date of grant to one-sixtieth ( 1/60th) each month, beginning one month after the date of grant (said change to be retroactive for all previous grants providing for annual vesting).

     The Company's current forecasts for the KTI Incentive Plan indicates that there are currently insufficient shares for projected grants of options. Additional shares are needed for use in the KTI Incentive Plan can continue to be made to attract and retain key employees of the Company and its subsidiaries. In addition, the Company wishes to make the provisions of the KTI Incentive Plan more attractive.

     Certain individuals, whom the Company wishes to hire, have requested specific changes to the provisions of this plan, including (a) initial grants in excess of 25,000 shares; (b) monthly versus annual vesting, commencing one month after the commencement of employment; and (c) limited transferability of such stock options to one or more family or charitable remainder trusts established by such recipient or others or one or more charities.

     The Compensation Committee may not grant more than 25,000 shares of Common Stock under the KTI Incentive Plan in any one calendar year, without Shareholder approval of an amendment to the KTI Incentive Plan. To the extent that the Company has chosen to hire individuals who desire an initial grant of more than 25,000 shares of Common Stock, such grants have been made with outside of the KTI Incentive Plan. Such grants are less attractive to recipients, causing such individuals to request an increased number of shares of Common Stock. It is the Company's belief that this proposed change will not increase the costs to the Company.

     Similarly, the Compensation Committee may not issue a grant providing for
(a) vesting of the grant in any period of less than six months or (b) amend grants retroactively in a manner which benefits grantees, without Shareholder approval. The requested change will moderately lower the incentives of individuals to leave the employment after the anniversary of a grant of stock options, which may affect the timing of some resignations. The costs to the Company over time should not be significant.

     The proposed amendments to provide for limited transferability will enhance the value of the stock options without cost to the Company.

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock voted in person or by proxy at the Meeting is required in order to approve the increase in the number of shares available for grant under the KTI Incentive Plan and to approve the other amendments to the KTI Incentive Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE KTI INCENTIVE PLAN.

ITEM 5 -- APPROVAL OF THE ADOPTION OF AMENDMENTS TO THE KTI, INC. DIRECTORS' STOCK OPTION PLAN

     On March 17, 1998, the Company's stockholders adopted and approved the KTI, Inc. Directors' Stock Option Plan (the "Directors' Plan") and 100,000 shares of Common Stock were reserved for issuance under the Directors' Plan. As of December 31, 1997 14,200 shares remained available for future grants under this plan.

     The Company's current forecast for the Directors' Plan indicates that there are currently insufficient shares for projected grants of options through August, 1998. Additional shares are needed so that non-employee directors may continue to receive their annual stock grants and so that the Company may continue to attract non-employee directors. If this amendment to the Directors' Plan is not approved by the stockholders, no grant of options will be made under the Directors' Plan once the presently available number of options are granted.

     On March 17, 1998, the Board of Directors adopted resolutions Directors' Plan to increase the number of shares of common stock that may be granted under the plan by 100,000 shares and to permit the recipients of stock options to assign a portion or all of their stock options to (i) one or more family or charitable remainder trusts established by such recipient or others, (ii) entities established by such recipient for estate planning purposes or (iii) one or more charities.

     If the amendment is approved the following new plan benefits will be awarded:

                               NEW PLAN BENEFITS

                     KTI, INC. DIRECTORS' STOCK OPTION PLAN

                 NAME AND POSITION                   DOLLAR VALUE           NUMBER OF SHARES
                 -----------------                   ------------           ----------------
Non-Executive Director Group.......................   No Limit       30,000 shares in the aggregate
(Messrs. Attar, Kleinaitis, Polak and Ross)                            (7,500 shares per person)

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock voted in person or by proxy at the Meeting is required to approve the proposed amendments to the Directors' Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE DIRECTORS' PLAN.

PROPOSALS FOR 1998 ANNUAL MEETING OF SHAREHOLDERS

     Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Company no later than the close of business on December 17, 1998 if such proposal is to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

     The Board is not aware of any other matters which may be presented for action at the meeting, but if other matters do properly come before the Meeting, it is intended that the shares of Common Stock represented by proxies in the accompanying form will be noted by the persons named in the proxy in accordance with their best judgement.

     You are cordially invited to attend this year's meeting. However, whether you plan to attend the meeting or not you are respectfully urged to sign and return this enclosed proxy, which may be revoked if you are present at the meeting and so request.

                                          KTI, INC.

                                          ROSS PIRASTEH
                                          Chairman of the Board of Directors

Dated: April 16, 1997

                                    KTI, INC
                              7000 BOULEVARD EAST
                             GUTTENBERG, NEW JERSEY

                                   P R O X Y

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            ANNUAL MEETING OF STOCKHOLDERS, WEDNESDAY, MAY 13, 1998

    The undersigned stockholder of KTI, Inc., a New Jersey corporation, hereby appoints Messrs. Ross Pirasteh and Martin J. Sergi, or any of them, voting singly in the absence of the other, attorney and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side, all shares of Common Stock of KTI, Inc., that the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at KTI, Inc.'s offices at 7000 Boulevard East, Guttenberg, New Jersey 07093, on Wednesday, May 13, 1998, at 10:00 a.m., Eastern Time, or any adjournment or adjournments thereof, in accordance with the instructions on the reverse side.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL NO. 1, AND "FOR" PROPOSAL NOS. 2, 3, 4 and 5. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL NO. 1
                     AND "FOR" PROPOSAL NOS. 2, 3, 4 AND 5.

1. ELECTION OF DIRECTORS:       FOR all nominees listed       WITHHOLD AUTHORITY to vote for all nominees listed below [ ]
                                below [ ]

1. ELECTION OF DIRECTORS:            EXCEPTIONS* [ ]

NOMINEES: Dibo Attar, Ken Choi, Paul Kleinaitis, Jack Polak, Wilbur L. Ross,
          Jr., Ross Pirasteh and Martin J. Sergi

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)

Exceptions
--------------------------------------------------------------------------------

                  (continued, and to be signed, on other side)

                          (continued from other side)

2. The ratification of the appointment of Ernst & Young LLP as auditors for the fiscal year ending December 31, 1998.

  [                     [                         [
   ] FOR                ] AGAINST                 ] ABSTAIN

3. Approval for the adoption of an amendment to the Restated Certificate of Incorporation of KTI, Inc. to increase the total authorized Common Stock of KTI, Inc., to 40,000,000 shares.

  [                     [                         [
   ] FOR                ] AGAINST                 ] ABSTAIN

4. Approval of the adoption of amendments, to KTI, Inc.'s, 1994 Long-Term Incentive Award Plan.

  [                     [                         [
   ] FOR                ] AGAINST                 ] ABSTAIN

5. Approval of the adoption of amendments to the KTI, Inc., Director Stock Option Plan.

  [                     [                         [
   ] FOR                ] AGAINST                 ] ABSTAIN

6. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

                                            CHANGE OF ADDRESS AND OR COMMENTS
                                            MARK HERE [ ]
                                            Please sign exactly as name appears
                                            to the left.
                                            When shares are held in the name of
                                            joint holders, each should sign.
                                            When signing as attorney, executor,
                                            trustee, guardian, etc., please so
                                            indicate, if a corporation, please
                                            sign in full corporate name by an
                                            authorized officer, if a
                                            partnership, please sign in
                                            partnership name by an authorized
                                            person.

                      Dated:                                              , 1998
                              ---------------------------------------------

                        --------------------------------------------------------
                                                         SIGNATURE

                        --------------------------------------------------------
                                                 SIGNATURE IF HELD JOINTLY

PLEASE MARK, DATE, SIGN AND MAIL YOUR PROXY PROMPTLY IN THE ENVELOPE

PROVIDED.                  VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK. [ ]